Exhibit 99.1

Fate Therapeutics Reports Third Quarter 2020 Financial Results and Highlights Operational Progress

First Patients Treated with Dual-Antigen Targeting Regimen of FT596 in Combination with Rituximab for B-cell Lymphoma

FT596 Phase 1 Study Expanded to Include Chronic Lymphocytic Leukemia

First Patient Treated with FT516 in Combination with Avelumab for Advanced Solid Tumors

Enrollment Initiated with FT538, the First CRISPR-edited, iPSC-derived Cell Therapy, for Acute Myeloid Leukemia and Multiple Myeloma

12 Abstracts Accepted for Presentation at ASH Annual Meeting

San Diego, CA – November 5, 2020 – Fate Therapeutics, Inc. (NASDAQ: FATE), a clinical-stage biopharmaceutical company dedicated to the development of programmed cellular immunotherapies for cancer and immune disorders, today reported business highlights and financial results for the third quarter ended September 30, 2020.

“The clinical data across our iPSC product platform continue to solidify our conviction that multiple doses of iPSC-derived NK cells can be administered off-the-shelf in the outpatient setting, are well-tolerated, and can drive anti-tumor activity, including in combination with monoclonal antibody therapy,” said Scott Wolchko, President and Chief Executive Officer of Fate Therapeutics. “We have now expanded the scope of clinical investigation for FT516 to solid tumors as well as for FT596 to chronic lymphocytic leukemia after observing clinical activity in diffuse large B-cell lymphoma at the first dose level. In addition, we have initiated first-in-human investigation of the first-ever CRISPR-edited, iPSC-derived cell therapy FT538, which incorporates three engineered elements to enhance multiple mechanisms of innate immunity, in acute myeloid leukemia and multiple myeloma.”

Clinical Programs

FT596 (CAR19 + hnCD16 + IL-15RF) NK Cell Product Candidate

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First Patients Treated with Dual-Antigen Targeting Regimen of FT596 in Combination with Rituximab. The Company is conducting a multi-center Phase 1 clinical trial of FT596, its universal, off-the-shelf, chimeric antigen receptor (CAR) natural killer (NK) cell product candidate, as a monotherapy and in combination with CD20-targeted monoclonal antibody therapy for the treatment of relapsed / refractory B-cell lymphoma (NCT04245722). The first patients have been treated at the first dose level (30 million cells) in combination with rituximab, which enables dual-antigen targeting of both CD19 and CD20 antigens expressed on malignant B cells. In addition, the Company has initiated enrollment at the second dose level (90 million cells) as monotherapy. FT596 is derived from a clonal master induced pluripotent stem cell (iPSC) line engineered with three anti-tumor functional modalities: a proprietary CAR optimized for NK cell biology that targets CD19 (CAR19); a novel high-affinity, non-cleavable CD16 (hnCD16) Fc receptor that enhances antibody-dependent cellular cytotoxicity (ADCC), a potent anti-tumor mechanism by which NK cells recognize, bind and kill antibody-coated cancer cells; and an IL-15 receptor fusion (IL-15RF) that augments NK cell activity.

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Clinical Scope of FT596 Phase 1 Study Expanded to CLL. In August, the Company amended the clinical protocol of its FT596 Phase 1 clinical trial to include treatment of relapsed / refractory chronic lymphocytic leukemia (CLL). Under the amended protocol, the Company has initiated enrollment at the first dose level (30 million cells) as monotherapy, and plans to begin enrollment of FT596 in combination with obinutuzumab upon dose-limiting toxicity clearance of monotherapy at the first dose level.

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Investigator-initiated Clinical Trial of FT596 for Relapse Prevention Opened to Enrollment. The Phase 1 study, which is sponsored by investigators from the Masonic Cancer Center, University of Minnesota, is designed to assess the potential of FT596 to prevent relapse for patients with B-cell lymphoma who have undergone autologous hematopoietic stem cell transplant and are considered high risk for early relapse (NCT04555811). Up to three dose levels of FT596, beginning at 90 million cells per dose, in combination with rituximab will be evaluated.

FT516 (hnCD16) NK Cell Product Candidate

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First Patient Treated with FT516 in Combination with Avelumab for Advanced Solid Tumors. FT516 is the Company’s universal, off-the-shelf NK cell product candidate derived from a clonal master iPSC line engineered to express its novel hnCD16 Fc receptor. The Company has treated the first patient in a multi-center Phase 1 clinical trial of FT516 in combination with avelumab, an FDA-approved monoclonal antibody targeting PD-L1 (NCT04551885). Each patient is to receive three once-weekly doses of FT516, beginning at 90 million cells per dose, for up to two 30-day cycles in combination with avelumab. The Company is also continuing to enroll its multi-center Phase 1 clinical trial of FT516 as a monotherapy for the treatment of acute myeloid leukemia (AML) and in combination with CD20-targeted monoclonal antibody therapy for the treatment of relapsed / refractory B-cell lymphoma (NCT04023071).

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First Patients Treated with FT516 for COVID-19. Investigators from the Division of Infectious Diseases and International Medicine, University of Minnesota have treated the first patients with FT516 for Coronavirus Disease 2019 (COVID-19). The investigator-initiated Phase 1 clinical trial is evaluating up to three escalating doses of FT516 administered over one week for patients with COVID-19 at high risk of developing critical life-threatening illness (NCT04363346).

FT538 (hnCD16 + IL-15RF + CD38KO) NK Cell Product Candidate

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Enrollment Initiated with FT538 in Phase 1 Clinical Trial. The multi-center Phase 1 study of FT538, the first-ever CRISPR-edited, iPSC-derived cell therapy, is designed to assess the safety and efficacy of three once-weekly doses of FT538 as a monotherapy for patients with relapsed / refractory AML and in combination with the CD38-targeted monoclonal antibody daratumumab for patients with relapsed / refractory multiple myeloma. Up to four dose levels of FT538, beginning at 100 million cells per dose, will be evaluated. FT538 is derived from a clonal master iPSC line engineered with three functional components to enhance innate immunity: a novel hnCD16 Fc receptor that enhances ADCC; an IL-15RF that augments NK cell activity; and the deletion of the CD38 gene (CD38KO), which promotes persistence under oxidative stress and prevents NK cell fratricide in combination with CD38-targeted monoclonal antibody therapy.

FT500 NK Cell Product Candidate

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FT500 Dose Expansion Ongoing in Solid Tumors Resistant to Checkpoint Inhibitor Therapy. At the Society for Immunotherapy of Cancer (SITC) annual meeting being held virtually from November 9-14, 2020, the Company plans to present previously disclosed clinical data from the dose-escalation stage of the Company’s Phase 1 clinical trial of FT500 (NCT03841110). Fifteen heavily pre-treated patients, ten of whom were refractory to their last prior therapy, were administered up to six doses of FT500 as a salvage treatment for patients with advanced solid tumors. No dose-limiting toxicities, and no FT500-related severe adverse events (AEs) or Grade ≥ 3 AEs, were observed. In addition, there were no reported cases of cytokine release syndrome, immune effector cell-associated neurotoxicity syndrome, or graft-versus-host disease. Eleven patients had a best overall response of stable disease. The Company is currently enrolling the dose-expansion stage of the FT500 Phase 1 clinical trial for patients with non-small cell lung cancer or classical Hodgkin lymphoma who are refractory to, or have relapsed on, checkpoint inhibitor therapy.

FT819 (TRAC-integrated 1XX-CAR19) T-Cell Product Candidate

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FT819 GMP Manufacturing Campaign Completed. In the fourth quarter of 2020, the Company plans to initiate a multi-center Phase 1 clinical trial of FT819, the first-ever off-the-shelf, allogeneic CAR T-cell therapy derived from a clonal master iPSC line, for patients with B-cell lymphoma, chronic lymphocytic leukemia, or acute lymphoblastic leukemia. The Company has now completed its first GMP manufacturing campaign for FT819 and is conducting final release testing to enable clinical disposition and off-the-shelf availability. FT819 is engineered with several first-of-kind features designed to improve the safety and efficacy of CAR T-cell therapy including a novel 1XX CAR signaling domain targeting CD19+ malignancies (1XX-CAR19) that extends T-cell effector function without eliciting exhaustion; integration of the CAR transgene directly into the T-cell receptor alpha constant (TRAC) locus, which promotes uniform CAR expression and enhances T-cell potency; and complete bi-allelic disruption of T-cell receptor expression to prevent graft-versus-host disease, a potentially life-threatening complication associated with allogeneic T-cell therapy.

Corporate Highlights

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Twelve Abstracts Accepted for Presentation at ASH. At the 62nd American Society of Hematology (ASH) Annual Meeting and Exposition being held virtually from December 5-8, 2020, the Company plans to present 12 abstracts, including four oral presentations, for the Company’s iPSC product platform. In addition, the Company plans to host a virtual investor event entitled “The Power of hnCD16” to highlight the unique features and functionality of its novel hnCD16 Fc receptor, which is incorporated into the Company’s FT516, FT596, FT538 and FT576 product candidates.

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Five Abstracts Accepted for Presentation at SITC. At SITC, the Company plans to present five abstracts including an oral presentation highlighting a new iPSC-derived CAR immune cell program targeting the pan-tumor associated antigen B7-H3, which is commonly expressed on hematological and solid tumors and is associated with metastasis and poor patient prognosis.

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Preclinical Data Published in Science Translational Medicine Demonstrate iPSC-derived NK Cells Augment Checkpoint Inhibitor Therapy. Under a research collaboration between the University of Minnesota and the Company, scientists demonstrated that iPSC-derived NK (iNK) cells have the potential to overcome mechanisms of resistance to checkpoint inhibitor therapy. In preclinical studies, iNK cells were shown to rapidly infiltrate and kill solid tumors including those having alterations in antigen presentation or HLA downregulation, which are primary mechanisms of resistance to checkpoint inhibitor therapy. In addition, iNK cells in concert with T cells and anti-PD-1 antibody were shown to significantly improve anti-tumor activity in vivo compared to T cells and anti-PD-1 antibody either alone or in combination. The peer-reviewed findings were published online in Science Translational Medicine on November 4 (Cichocki et al).

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Appointed Edward Dulac as Chief Financial Officer. In August, Mr. Dulac joined the Company from Celgene Corporation, where he most recently served as Vice President, Business Development & Strategy and was responsible for business development opportunities in the therapeutic areas of hematology and oncology, inflammation and immunology, and neuroscience. Mr. Dulac has extensive biopharmaceutical experience, having served for over 20 years in positions in finance, business development, and product portfolio strategy.

Third Quarter 2020 Financial Results

•	Cash & Investment Position: Cash, cash equivalents and investments as of September 30, 2020 were $502.0 million.
•	Total Revenue: Revenue was $7.6 million for the third quarter of 2020, which was derived from the Company’s collaborations with Janssen and Ono Pharmaceutical.
•	R&D Expenses: Research and development expenses were $30.7 million for the third quarter of 2020, which includes $4.7 million of non-cash stock-based compensation expense.
•	G&A Expenses: General and administrative expenses were $8.4 million for the third quarter of 2020, which includes $3.1 million of non-cash stock-based compensation expense.

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Other Expenses: Other expenses, net were $27.2M, which includes a $27.6M non-cash charge equal to the fair value of certain contingent milestone payments that will be owed to Memorial Sloan Kettering Cancer Center upon the Company’s achievement of a specified clinical milestone with an iPSC-derived CAR T-cell product candidate and the subsequent appreciation of the Company’s common stock price per share.

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Shares Outstanding: Common shares outstanding were 87.0 million, and preferred shares outstanding were 2.8 million, as of September 30, 2020. Each preferred share is convertible into five common shares.

Today's Conference Call and Webcast

The Company will conduct a conference call today, Thursday, November 5, 2020 at 5:00 p.m. ET to review financial and operating results for the quarter ended September 30, 2020. In order to participate in the conference call, please dial 877-303-6235 (domestic) or 631-291-4837 (international) and refer to conference ID 1060606. The live webcast can be accessed under "Events & Presentations" in the Investors & Media section of the Company's website at www.fatetherapeutics.com. The archived webcast will be available on the Company's website beginning approximately two hours after the event.

About Fate Therapeutics’ iPSC Product Platform

The Company’s proprietary induced pluripotent stem cell (iPSC) product platform enables mass production of off-the-shelf, engineered, homogeneous cell products that can be administered with multiple doses to deliver more effective pharmacologic activity, including in combination with other cancer treatments. Human iPSCs possess the unique dual properties of unlimited self-renewal and differentiation potential into all cell types of the body. The Company’s first-of-kind approach involves engineering human iPSCs in a one-time genetic modification event and selecting a single engineered iPSC for maintenance as a clonal master iPSC line. Analogous to master cell lines used to manufacture biopharmaceutical drug products such as monoclonal antibodies, clonal master iPSC lines are a renewable source for manufacturing cell therapy products which are well-defined and uniform in composition, can be mass produced at significant scale in a cost-effective manner, and can be delivered off-the-shelf for patient treatment. As a result, the Company’s platform is uniquely capable of overcoming numerous limitations associated with the production of cell therapies using patient- or donor-sourced cells, which is logistically complex and expensive and is subject to batch-to-batch and cell-to-cell variability that can affect clinical safety and efficacy. Fate Therapeutics’ iPSC product platform is supported by an intellectual property portfolio of over 300 issued patents and 150 pending patent applications.

About FT500

FT500 is an investigational, universal, off-the-shelf natural killer (NK) cell cancer immunotherapy derived from a clonal master induced pluripotent stem cell (iPSC) line. The product candidate is being investigated in an open-label, multi-dose Phase 1 clinical trial for the treatment of advanced solid tumors (NCT03841110). The study is designed to assess the safety and tolerability of FT500 as a monotherapy and in combination with one of three FDA-approved immune checkpoint inhibitor (ICI) therapies – nivolumab, pembrolizumab or atezolizumab – in patients that have failed prior ICI therapy. Despite the clinical benefit conferred by approved ICI therapy against a variety of tumor types, these therapies are not curative and, in most cases, patients either fail to respond or their disease progresses on these agents. One common mechanism of resistance to ICI therapy is associated with mutations in genes that disrupt antigen presentation and/or down-regulate HLA Class I proteins on cancer cells, which enables T-cell evasion. A potential strategy to overcome resistance is through the administration of allogeneic NK cells, which have the inherent capability to recognize and directly kill cancer cells with these mutations.

About FT516

FT516 is an investigational, universal, off-the-shelf natural killer (NK) cell cancer immunotherapy derived from a clonal master induced pluripotent stem cell (iPSC) line engineered to express a novel high-affinity 158V, non-cleavable CD16 (hnCD16) Fc receptor, which has been modified to prevent its down-regulation and to enhance its binding to tumor-targeting antibodies. CD16 mediates antibody-dependent cellular cytotoxicity (ADCC), a potent anti-tumor mechanism by which NK cells recognize, bind and kill antibody-coated cancer cells. ADCC is dependent on NK cells maintaining stable and effective expression of CD16, which has been shown to undergo considerable down-regulation in cancer patients. In addition, CD16 occurs in two variants, 158V or 158F, that elicit high or low binding affinity, respectively, to the Fc domain of IgG1 antibodies. Numerous clinical studies with FDA-approved tumor-targeting antibodies, including rituximab, trastuzumab and cetuximab, have demonstrated that patients homozygous for the 158V variant, which is present in only about 15% of patients, have improved clinical outcomes. FT516 is being investigated in an open-label, multi-dose Phase 1 clinical trial as a monotherapy for the treatment of acute myeloid leukemia and in combination with CD20-targeted monoclonal antibodies for the treatment of advanced B-cell lymphoma (NCT04023071). Additionally, FT516 is being investigated in an open-label, multi-dose Phase 1 clinical trial in combination with avelumab for the treatment of advanced solid tumor resistant to anti-PDL1 checkpoint inhibitor therapy (NCT04551885).

About FT596

FT596 is an investigational, universal, off-the-shelf natural killer (NK) cell cancer immunotherapy derived from a clonal master induced pluripotent stem cell (iPSC) line engineered with three anti-tumor functional modalities: a proprietary chimeric antigen receptor (CAR) optimized for NK cell biology that targets B-cell antigen CD19; a novel high-affinity 158V, non-cleavable CD16 (hnCD16) Fc receptor, which has been modified to prevent its down-regulation and to enhance its binding to tumor-targeting antibodies; and an IL-15 receptor fusion (IL-15RF) that augments NK cell activity. In preclinical studies of FT596, the Company has demonstrated that dual activation of the CAR19 and hnCD16 targeting receptors enhances cytotoxic activity, indicating that multi-antigen engagement may elicit a deeper and more durable response. Additionally, in a humanized mouse model of lymphoma, FT596 in combination with the anti-CD20 monoclonal antibody rituximab showed enhanced killing of tumor cells in vivo as compared to rituximab alone. FT596 is being investigated in an open-label, multi-center Phase 1 clinical trial for the treatment of relapsed / refractory B-cell lymphoma as a monotherapy and in combination with rituximab and for the treatment of relapsed / refractory chronic lymphocytic leukemia (CLL) as a monotherapy and in combination with obinutuzumab (NCT04245722).

About FT538

FT538 is an investigational, universal, off-the-shelf natural killer (NK) cell cancer immunotherapy derived from a clonal master induced pluripotent stem cell (iPSC) line engineered with three functional components: a novel high-affinity 158V, non-cleavable CD16 (hnCD16) Fc receptor, which has been modified to prevent its down-regulation and to enhance its binding to tumor-targeting antibodies; an IL-15 receptor fusion (IL-15RF) that augments NK cell activity; and the deletion of the CD38 gene, which promotes persistence and function in high oxidative stress environments. FT538 is designed to enhance innate immunity in cancer patients, where endogenous NK cells are typically diminished in both number and function due to prior treatment regimens and tumor suppressive mechanisms. In preclinical studies, FT538 has shown superior NK cell effector function, as compared to peripheral blood NK cells, with the potential to confer significant anti-tumor activity to patients through multiple mechanisms of action. FT538 is being investigated in an open-label, multi-dose Phase 1 clinical trial for the treatment of acute myeloid leukemia (AML) and in combination with daratumumab, a CD38-targeted monoclonal antibody therapy, for the treatment of multiple myeloma (NCT04614636).

About Fate Therapeutics, Inc.

Fate Therapeutics is a clinical-stage biopharmaceutical company dedicated to the development of first-in-class cellular immunotherapies for cancer and immune disorders. The Company has established a leadership position in the clinical development and manufacture of universal, off-the-shelf cell products using its proprietary induced pluripotent stem cell (iPSC) product platform. The Company’s immuno-oncology product candidates include natural killer (NK) cell and T-cell cancer immunotherapies, which are designed to synergize with well-established cancer therapies, including immune checkpoint inhibitors and monoclonal antibodies, and to target tumor-associated antigens with chimeric antigen receptors (CARs). The Company’s immuno-regulatory product candidates include ProTmune™, a pharmacologically modulated, donor cell graft that is currently being evaluated in a Phase 2 clinical trial for the prevention of graft-versus-host disease, and a myeloid-derived suppressor cell immunotherapy for promoting immune tolerance in patients with immune disorders. Fate Therapeutics is headquartered in San Diego, CA. For more information, please visit www.fatetherapeutics.com.

Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 including statements regarding the Company’s results of operations, financial condition and sufficiency of its cash and cash equivalents to fund its operations, as well as statements regarding the advancement of and plans related to its product candidates, clinical studies and preclinical research and development programs, the Company’s progress, plans and timelines for the manufacture and clinical investigation of its product candidates, the timing for the Company’s receipt of data from its clinical trials and preclinical studies, the Company’s development and regulatory strategy, and the therapeutic and market potential of the Company’s product candidates. These and any other forward-looking statements in this release are based on management's current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, risks related to the impact of the COVID-19 pandemic on various aspects of the Company’s business and operations, including its ability to initiate, conduct and complete its clinical trials, the risk that results observed in prior studies of the Company’s product candidates, including preclinical studies and clinical trials, will not be observed in ongoing or future studies involving these product candidates, the risk of a delay or difficulties in the manufacturing of the Company’s product candidates or in the initiation of, or enrollment of patients in, any clinical studies, the risk that the Company may cease or delay preclinical or clinical development of any of its product candidates for a variety of reasons (including requirements that may be imposed by regulatory authorities on the initiation or conduct of clinical trials or to support regulatory approval, difficulties or delays in patient enrollment in current and planned clinical trials, difficulties in manufacturing or supplying the Company’s product candidates for clinical testing, and any adverse events or other negative results that may be observed during preclinical or clinical development), and the risk that the Company’s expenditures may exceed current expectations for a variety of reasons. For a discussion of other risks and uncertainties, and other important factors, any of which could cause the Company’s actual results to differ from those contained in the forward-looking statements, see the risks and uncertainties detailed in the Company’s periodic filings with the Securities and Exchange Commission, including but not limited to the Company’s most recently filed periodic report, and from time to time in the Company’s press releases and other investor communications. Fate Therapeutics is providing the information in this release as of this date and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

Availability of Other Information about Fate Therapeutics, Inc.

Investors and others should note that the Company routinely communicates with investors and the public using its website (www.fatetherapeutics.com) and its investor relations website (ir.fatetherapeutics.com) including, without limitation, through the posting of investor presentations, SEC filings, press releases, public conference calls and webcasts on these websites. The information posted on these websites could be deemed to be material information. As a result, investors, the media, and others interested in Fate Therapeutics are encouraged to review this information on a regular basis. The contents of the Company’s website, or any other website that may be accessed from the Company’s website, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019

Collaboration revenue	$7,558	$2,429	$15,538	$7,878
Operating expenses:
Research and development	30,694	23,202	86,641	62,561
General and administrative	8,351	6,346	23,583	16,966
Total operating expenses	39,045	29,548	110,224	79,527
Loss from operations	(31,487)	(27,119)	(94,686)	(71,649)
Other income (expense):
Interest income	447	910	2,054	3,016
Interest expense	—	(400)	—	(1,214)
Change in fair value of stock price appreciation milestones	(27,644)	—	(27,644)	—
Total other income (expense), net	(27,197)	510	(25,590)	1,802
Net loss	$(58,684)	$(26,609)	$(120,276)	$(69,847)
Other comprehensive income (loss):
Unrealized gain (loss) on available-for-sale securities, net	(311)	(42)	290	53
Comprehensive loss	$(58,995)	$(26,651)	$(119,986)	$(69,794)
Net loss per common share, basic and diluted	$(0.68)	$(0.40)	$(1.49)	$(1.06)
Weighted–average common shares used to compute basic and diluted net loss per share	86,887,280	66,929,503	80,715,564	65,695,188

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30,	December 31,
	2020	2019

Assets
Current assets:
Cash and cash equivalents	$349,130	$99,814
Accounts receivable	3,243
Short-term investments and related maturity receivables	139,675	121,613
Prepaid expenses and other current assets	4,729	5,662
Total current assets	496,777	227,089
Long-term investments	13,233	39,440
Operating lease right-of-use assets	67,130	22,752
Other long-term assets	49,303	12,993
Total assets	$626,443	$302,274

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$18,499	$20,519
Deferred revenue, current portion	17,121	2,787
CIRM award liability, current portion	3,160	2,808
Operating lease liabilities, current portion	2,330	1,692
Stock price appreciation milestones, current portion	13,085	—
Total current liabilities	54,195	27,806
Deferred revenue, net of current portion	49,378	3,775
CIRM award liability, net of current portion	790	702
Operating lease liabilities, net of current portion	83,156	25,235
Stock price appreciation milestones, net of current portion	14,559	—
Stockholders’ equity	424,365	244,756
Total liabilities and stockholders’ equity	$626,443	$302,274

Contact:

Christina Tartaglia

Stern Investor Relations, Inc.

212.362.1200

christina@sternir.com